[QWEST LOGO]

FOR IMMEDIATE RELEASE

          QWEST COMMUNICATIONS COMPLETES MERGER WITH U S WEST, CREATING
            $85 BILLION BROADBAND INTERNET COMMUNICATIONS COMPETITOR

             NEW BOARD OF DIRECTORS NAMED; COMPANY ADDED TO S&P 500

DENVER, JUNE 30, 2000 -- Qwest Communications International Inc. (NYSE: Q), the broadband Internet communications company, today completed its merger with U S WEST, Inc. The companies closed the transaction in 49 weeks, faster than any other large merger in the communications industry. Government officials at the federal and state levels gave fast-track approval to the merger, which is the first combination of old and new economy communications companies.

The new Qwest will have an $85 billion market capitalization; expected pro forma year 2000 revenue of $18.5 billion and pro forma year 2000 earnings before interest, taxes, depreciation and amortization (EBITDA) of $7.4 billion. The merger produces a company featuring Qwest's broadband Internet data, video and voice communications capabilities with digital subscriber line (DSL), wireless services and local communications services in 14 states.

"During the past three years Qwest has become one of the fastest growing Internet communications companies in the world, solidifying Qwest's position as the third-largest carrier of Internet traffic. The new Qwest will have the scale, scope and growth characteristics to deliver more value for shareowners and to continue to lead the industry in the delivery of innovative applications and services," said Joseph P. Nacchio, who will continue to be Qwest's chairman and CEO.

The new Qwest Board of Directors includes current Qwest board members Philip F. Anschutz, Joseph P. Nacchio, Jordan L. Haines, Cannon Y. Harvey, Vinod Khosla, Craig D. Slater, and W. Thomas Stephens. In addition, U S WEST appointed Linda
G. Alvarado, Craig R. Barrett, Hank Brown, George J. Harad, Peter S. Hellman, Marilyn C. Nelson, and Frank Popoff.

Each U S WEST share will be exchanged for 1.72932 shares of Qwest common stock. Qwest will issue approximately 882 million shares in exchange for U S WEST shares currently outstanding, or approximately 53 percent of the combined company's shares.

The all-stock transaction will be accounted for as a purchase and is tax-free to U S WEST shareowners to the extent of the Qwest stock delivered in the transaction. For accounting purposes only, U S WEST will be deemed the acquirer and its assets and liabilities will be brought forward at net book value.

Nacchio added, "Our new company will improve communication with elected and appointed state and federal officials, be faster in responding to customer service concerns, be stronger

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in the competitive marketplace, and continue to develop cutting-edge, high-tech solutions for our customers."

The new Qwest is expected to have a compounded average annual revenue growth rate of approximately 15-17 percent, and a compounded average annual EBITDA growth rate of approximately 20 percent, for the period 2000 through 2005. Revenue synergies of $12 billion over a five-and one-half year period are expected from the merger. Cost savings are estimated to be $4.4 billion over the same five-and one-half year period.

Qwest will be added to the Standard and Poor's 500 list (S&P 500), replacing U S WEST. Widely recognized around the world as the standard for measuring large-cap U.S. stock market performance, the S&P 500 includes a representative sample of leading companies in major U.S. industries. The move to the S&P 500 further reflects Qwest's leadership position in the broadband Internet communications marketplace and will help raise awareness with new investors and customers.

Announced on July 18, 1999, the merger was approved by shareholders of both companies on November 2, 1999. All federal and state regulatory approvals were received prior to June 30, 2000. The combined company will have 71,000 employees. Its headquarters will be at 1801 California Street in downtown Denver.

ABOUT QWEST
Qwest Communications International Inc. (NYSE: Q) is a leader in reliable, scalable and secure broadband Internet-based data, voice and image communications for businesses and consumers. The Qwest Macro
Capacity-Registered Trademark- Fiber Network, designed with the newest optical networking equipment for speed and efficiency, spans more than 104,000 miles globally. For more information, please visit the Qwest web site at www.qwest.com.

MEDIA AND INVESTOR CONTACTS:
QWEST MEDIA:
------------
Matt Barkett                            Tyler Gronbach
(303) 992-2085                          (303) 992-2155
matt.barkett@qwest.com                  tyler.gronbach@qwest.com

QWEST INVESTORS:
----------------
Lee Wolfe
800-567-7296
IR@qwest.com

This release may contain forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by Qwest with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including potential fluctuations in quarterly results, dependence on new product development, rapid technological and market change, failure to maintain rights of way, financial risk management and future growth subject to risks, adverse changes in the regulatory or legislative environment. This release may include analysts' estimates and other information prepared by third parties, for which Qwest assumes no responsibility. Qwest undertakes no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Qwest logo is a registered trademark of, and CyberCenter is a service mark of, Qwest Communications International Inc. in the U.S. and certain other countries.

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                                MERGER FACT SHEET

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
Headquarters:                                        1801 California Street, Denver, CO 80202

Combined expected 2000 pro-forma revenue             $18.5 billion

Combined expected 2000 pro-forma EBITDA              $7.4 billion

Market Capitalization                                $85 billion (based on 6/30/00 closing price)

Customers                                            29 million

Employees                                            71,000

Global fiber optic route miles                       104,165

World wide presence                                  14 Countries

CyberCenters (Data Centers)                          7 currently, more than 40 by 2003

Sales offices                                        151

Sales representatives                                6,500

Transfer and Exchange Agent                          Bank of New York
                                                     Shareholder Relations Department-11E
                                                     P.O. Box 11258 Church Street Station
                                                     New York, NY  10286
                                                     1-877-268-2263
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